Free Writing Prospectus

Filed Pursuant to Rule 433

File No. 333-174429

April 3, 2012

APACHE CORPORATION

PRICING TERM SHEET

$400,000,000 1.75% Notes due 2017

$1,100,000,000 3.25% Notes due 2022

$1,500,000,000 4.75% Notes due 2043

Issuer:	Apache Corporation
Ratings*:	A3/A-/A- (Stable/Stable/Negative) (Moody’s/S&P/Fitch)
Format:	SEC Registered
Trade Date:	April 3, 2012
Settlement Date:	T+3; April 9, 2012
Security Description:	1.75% Notes due 2017	3.25% Notes due 2022	4.75% Notes due 2043
Principal Amount:	$400,000,000	$1,100,000,000	$1,500,000,000

CUSIP / ISIN:	037411 BB0 / US037411BB01	037411 AZ8 / US037411AZ87	037411BA2 / US037411BA28

Maturity:	April 15, 2017	April 15, 2022	April 15, 2043
Public Offering Price:	99.713% of principal amount	99.661% of principal amount	99.725% of principal amount

Proceeds to the Issuer Before Expenses:	$398,852,000	$1,096,271,000	$1,495,875,000
Coupon:	1.75% per year (payable semi-annually)	3.25% per year (payable semi-annually)	4.75% per year (payable semi-annually)

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2012	April 15 and October 15, commencing October 15, 2012	April 15 and October 15, commencing October 15, 2012

Benchmark Treasury:	1% due March 31, 2017	2% due February 15, 2022	3.125% due November 15, 2041

Benchmark Treasury Yield:	1.110%	2.290%	3.417%

Spread to Benchmark Treasury:	+70 basis points	+100 basis points	+135 basis points

Yield to Maturity:	1.810%	3.290%	4.767%

Redemption Provisions:

The 2017 Notes, 2022 Notes and 2043 Notes will be redeemable, at the option of Apache Corporation, at any time, in whole or in part.

If the 2017 Notes are redeemed prior to their maturity date, if the 2022 Notes are redeemed before the date that is three months prior to their maturity date or if the 2043 Notes are redeemed before the date that is six months prior to their maturity date, the notes of the applicable series may be redeemed at a redemption price equal to the greater of:

(i) 100% of the principal amount; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semi-annual basis, at the treasury rate plus 12.5 basis points in the case of the 2017 Notes, 15 basis points in the case of the 2022 Notes and 20 basis points in the case of the 2043 Notes;

plus, in each case, accrued and unpaid interest to the date of redemption.

If the 2022 Notes are redeemed on or after the date that is three months prior to their maturity date or if the 2043 Notes are redeemed on or after the date that is six months prior to their maturity date, the notes of the applicable series may be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

Denominations:	$2,000 and integral multiples of $1,000

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

BMO Capital Markets Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Mizuho Securities USA Inc.

Natixis Bleichroeder Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

* Note: A security rating is not a recommendation to buy, sell or hold securities, it may be revised or withdrawn at any time by the assigning rating organization, and each rating presented should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407, Goldman, Sachs & Co. at 1-866-471-2526 or J.P. Morgan Securities LLC at 1-212-834-4533.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.